QUANTITATIVE GROUP OF FUNDS

Multiple Class Plan Pursuant to Rule 18f-3

Ordinary Shares, Class A Shares and Institutional Shares

July 2005

Each class of shares of each series (a "Fund") of the Quantitative Group of Funds (the "Trust") will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Multiple Class Plan accordingly without the approval of shareholders of any class. Except as set forth in the Fund's prospectus(es), shares may be exchanged only for shares of the same class of another Quant mutual fund.

Article I. Ordinary Shares

Ordinary Shares are sold at net asset value per share and subject to the minimum purchase requirements as set forth in the Fund's prospectus. Ordinary Shares are subject to the deferred sales charge ("DSC") set forth in the Fund's prospectus. Ordinary Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Ordinary Shares. Ordinary Shares are subject to fees calculated as a stated percentage of the net assets attributable to Ordinary Shares under the Trust's Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Ordinary Shareholders have exclusive voting rights, if any, with respect to the Trust's Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Ordinary Shares based on the average daily total net assets of the Ordinary Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the Internal Revenue Service ("IRS") relating to the issuance of multiple classes of shares. Ordinary Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Ordinary Shares.

The initial purchase date for Ordinary Shares acquired through (i) reinvestment of dividends on Ordinary Shares or (ii) exchange from another Quant mutual fund will be deemed to be the date on which the original Ordinary shares were purchased.

Article II. Class A Shares

Class A Shares are sold at net asset value per share and subject to the initial sales charge schedule or contingent deferred sales charge ("CDSC") and minimum purchase requirements as set forth in the Fund's prospectus. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class A Shares. Class A Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class A Shares under the Trust's Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class A Shareholders have exclusive voting rights, if any, with respect to the Trust's Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class A Shares based on the average daily total net assets of the Class A Shares except to the extent, if any, such an allocation would

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cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the Internal Revenue Service ("IRS") relating to the issuance of multiple classes of shares. Class A Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class A Shares.

The initial purchase date for Class A Shares acquired through (i) reinvestment of dividends on Class A Shares or (ii) exchange from another Quant mutual fund will be deemed to be the date on which the original Class A shares were purchased.

Article III. Institutional Shares

Institutional Shares are sold at net asset value per share without the imposition of an initial sales charge. Institutional Shares are not subject to a CDSC upon redemption regardless of the length of the period of time such shares are held. Institutional Shares are sold subject to the minimum purchase requirements set forth in the Fund's prospectus. Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Institutional Shares.

Institutional Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"). The Institutional Shareholders of each Fund have exclusive voting rights, if any, with respect to the Fund's possible future adoption of an Institutional Shares Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Institutional Shares based on the average daily total net assets of the Institutional Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Institutional Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Institutional Shares.

The initial purchase date for Institutional Shares acquired through (i) reinvestment of dividends on Institutional Shares or (ii) exchange from another Quant mutual fund will be deemed to be the date on which the original Institutional shares were purchased.

Article IV. Approval by Board of Trustees

This Multiple Class Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Fund and (b) those of the Trustees who are not "interested persons" (as such term may be from time to time defined under the Act) of the Fund.

Article VII. Amendments

No material amendment to this Multiple Class Plan shall be effective unless it is approved by the Board of Trustees of the Fund in the same manner as is provided for approval of this Multiple Class Plan in Article IV.

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